Exhibit 99.1

Nanometrics Names Industry Veteran to the Board

MILPITAS, Calif., May 21, 2007—Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced metrology equipment to the semiconductor industry, today announced that Joseph Dox, a 35-year veteran of the semiconductor capital equipment industry, has joined its Board of Directors.

“Joe brings to Nanometrics a wealth of experience in corporate governance and in developing successful business models in the semiconductor equipment industry” said Bruce C. Rhine, Nanometrics’ president and chief executive officer. “In addition to his Board responsibilities, Joe will work closely with our team as we focus on our goals of profitable growth, positive cash flow and predictable results.”

Dox’s extensive career in the electronics and semiconductor industries includes financial executive positions at Applied Materials and Novellus Systems, where he served as president and chief operating officer before his retirement in 1994. He has held board positions at numerous semiconductor capital equipment companies, including Novellus Systems, Electroglas and Accent Optical Technologies. Dox received a Bachelor of Science in accounting from Northern Arizona University in Flagstaff, Arizona and a Master of Business Administration from Santa Clara University in Santa Clara, California.

About Nanometrics: Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used in semiconductor manufacturing. Nanometrics standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control and optical, electrical and material properties, including the structural composition of silicon and compound semiconductor devices, during various steps of the manufacturing process. These systems enable semiconductor manufacturers to improve yields, increase productivity and lower their manufacturing costs. The Company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

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